EXHIBIT 11.1


NELLCOR PURITAN BENNETT INCORPORATED
STATEMENT OF COMPUTATION OF NET INCOME
PER SHARE
(In thousands, except per share amounts, unaudited)

                                                For the Three Months Ended        For the Six Months Ended
                                             -----------------------------      -----------------------------
                                             December 31,       January 1,      December 31,       January 1,
                                                     1995             1995              1995             1995
                                             ------------       ----------      ------------       ----------

Computation of common
 and common equivalent
 shares outstanding:

      Common stock                            28,484             27,688               28,277           27,625
      Common stock equivalents                   982                325                  935              240
                                             -------            -------              -------          -------

Common and common
  equivalent shares used in the
  calculation of net income
  (loss) per share                            29,466             28,013               29,212           27,865
                                             =======            =======              =======          =======


Net income (loss)                            $18,223            $12,727             $(41,079)         $22,310
                                             =======            =======             ========          =======


Net income (loss) per common and
  common equivalent share                    $  0.62            $  0.45             $  (1.41)         $  0.80
                                             =======            =======             ========          =======





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